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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2020

Astrotech Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34426	91-1273737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2028 E. Ben White Blvd, Suite 240-9530, Austin, Texas		78741
(Address of Principal Executive Offices)		(Zip Code)

(512) 485-9530

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ASTC	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 21, 2020, Astrotech Corporation, a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”), pursuant to which the Company agreed to issue and sell 7,826,086 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an offering price of $2.30 per share (the “Offering”).

The Offering resulted in gross proceeds of approximately $18 million before deducting the placement agent’s fees and related offering expenses. The Shares were offered by the Company pursuant to the registration statement on Form S-1 (File No. 333-239705), and each amendment thereto, which was declared effective by the Securities and Exchange Commission (the “Commission”) on October 21, 2020, and an additional registration statement on Form S-1 (File No. 333-249582) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, that became effective automatically on October 21, 2020 (collectively, the “Registration Statement”). The Offering closed on October 23, 2020.

The Purchase Agreement contained customary conditions to closing, representations and warranties of the Company, and termination rights of the parties, as well as certain indemnification obligations of the Company. Additionally, the Company has agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 30-day period following the closing of the Offering.

Placement Agent’s Fees and Expenses

Pursuant to an engagement agreement dated July 23, 2020, as amended, the Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as the Company’s exclusive placement agent in connection with the Offering. The Company has agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in the Offering, a management fee of $107,999.99 (equal to 0.6% of the aggregate gross proceeds raised in the Offering), $100,000 for legal fees and expenses and other out-of-pocket expenses and clearing expenses in the amount of $12,900.

The Company will also issue to the Placement Agent, or its designees, warrants (the “Placement Agent’s Warrants”) to purchase up to 469,565 shares of Common Stock, which represents 6.0% of the Shares sold in the Offering. The Placement Agent’s Warrants have an exercise price of $2.875 per share, which represents 125% of the per share offering price of the Shares and a termination date of October 21, 2025.

The foregoing summaries of the Purchase Agreement and the Placement Agent Warrants do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K, and which are incorporated herein in their entirety by reference.

Item 8.01 Other Events.

Offering

The information in Item 1.01 above is hereby incorporated by reference into this Item 8.01. In connection with the Offering, on October 21, 2020, the Company issued a press release announcing the pricing of the Offering, and on October 23, 2020, the Company issued a press release announcing the closing of the Offering. A copy of the press releases announcing the pricing and closing of the Offering are filed as Exhibits 99.1 and 99.2 hereto and are incorporated by reference.

NASDAQ

As previously noted in the Company’s Form 10-K for the fiscal year ended June 30, 2020, we were not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because our stockholders’ equity was below the required minimum of $2.5 million at June 30, 2020. On September 11, 2020, the Company received a notice (the “Notice”) from the Listing Qualifications

Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that we were not in compliance with the required stockholder’s equity of $2.5 million. The Notice had no immediate effect on our listing on The Nasdaq Capital Market.

The Company originally had until October 26, 2020 to submit a plan to regain compliance with the minimum stockholders’ equity requirement; however, Nasdaq granted an extension of the deadline to submit a plan until November 2, 2020. If the Company’s plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice to evidence compliance (the “Compliance Period”).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Form of Placement Agent’s Warrant

10.1	Securities Purchase Agreement

99.1	Press Release, dated October 21, 2020

99.2	Press Release, dated October 23, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astrotech Corporation

By:	/s/ Eric Stober

Name:	Eric Stober
Title:	Chief Financial Officer

Date: October 23, 2020